EXHIBIT 99.1

Contacts:                      LaDuane Clifton, The LGL Group, Inc.:                                                               (407) 298-2000
      Email: lclifton@lglgroup.com

                                      Victor Emmanuel, VJE Consultants:                                                                      (914) 305-5198

LGL Reports 2010 Annual Meeting Results

ORLANDO, FL, December 21, 2010 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”) announced the results of its 2010 Annual Meeting of Stockholders (“Annual Meeting”) held on December 15, 2010, in New York, NY.  The stockholders elected the following seven directors to the Company’s Board of Directors: Marc Gabelli, Timothy Foufas, Patrick J. Guarino, Michael Chiu, Paul D. Kaminski, Hans Wunderl and Robert S. Zuccaro.  The stockholders also ratified the appointment of J.H. Cohn LLP as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2010.

Greg Anderson, the Company’s President and Chief Executive Officer, said “Through hard work and a keen focus on managing costs and expanding our product lines, LGL has returned to profitability.  These changes have positioned the Company to begin looking for new ways to drive growth by leveraging the LGL platform and creating value for our stockholders.”

At the Annual Meeting, Mr. Anderson presented the Company’s strategic growth framework, which includes

•	Organic investment in the Company’s core components business for new product development and efforts to increase and diversify supply capacity,
•	Joint venture investments to gain access to intellectual property or new technologies that move the Company higher in the “product value chain”,
•	Acquisition opportunities that provide synergy with the core business or expand the Company’s core competencies in connection with its strategic vision and
•	Exploration of greenfield opportunities that can bring new markets, new customers and diverse new technologies to the Company.

The materials presented at the Annual Meeting are available on the Company’s website at www.lglgroup.com.

/2

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the Company’s filings with the U.S. Securities and Exchange Commission.